EXHIBIT 2

                             PLAN OF REORGANIZATION

     THIS PLAN OF REORGANIZATION (the "PLAN") dated as of this 20th day of May, 2004 is adopted in respect of the [GAM Global Fund] [GAM Japan Capital Fund] (the "FUND"), a separate series of GAM Funds, Inc. (the "COMPANY"), a Maryland corporation with its principal place of business at 135 East 57th Street, New York, New York 10022 operating as an open-end management investment company under the Investment Company Act of 1940 (the "1940 ACT").

     This Plan is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a)(1)(E) of the United States Internal Revenue Code of 1986, as amended (the "CODE"). The reorganization (the "REORGANIZATION") will consist of (i) the transfer of all of the Class D Shares of the Fund in exchange for the issuance of Class A Shares of the Fund, and (ii) the distribution by the Fund, on the Closing Date herein referred to or as soon thereafter as conveniently practicable, of the Class A Shares to the holders of the Class D Shares (the "CLASS D HOLDERS"), all upon the terms and conditions hereinafter set forth in this Plan.

     WHEREAS,   the  share  exchange  is  expected  to  qualify  as  a  tax-free transaction under Section 1036 of the Code and should also qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1)(E) of the Code.;

     WHEREAS, the Board of Directors of the Company on behalf of the Fund has determined that the exchange of all of the Class D Shares for Class A Shares is in the best interests of the Fund shareholders and that the interests of the existing holders of Class A Shares of the Fund would not be diluted as a result of this transaction.


1. TRANSFER OF CLASS D SHARES OF THE FUND IN EXCHANGE FOR CLASS A SHARES OF THE FUND

     1.1. Subject to the terms and conditions herein set forth, the Class D Holders each shall transfer all of their Class D Shares to the Fund free and clear of all liens and encumbrances, and the Fund shall issue and deliver to each such Class D Holder the number of Class A Shares, including fractional Class A Shares, determined by dividing the net asset value of one Class D Share, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value of one Class A Share, computed in the manner as of the time and date set forth in paragraph 2.2, multiplied by the total number of Class D Shares owned by each such Class D Holder. Such transactions shall take place at the closing on the closing date provided for in paragraph 3.1 (the "CLOSING" and the "CLOSING DATE", respectively).

     1.2. On the Closing Date or as soon thereafter as is conveniently practicable (the "DISTRIBUTION DATE"), the Fund will distribute pro rata to the Class D Holders of record determined as of the close of business on the Closing Date the Class A Shares. Such distribution will be accomplished by the transfer of the Class A Shares on the books of the Fund to the accounts in the name of the Class D Holders and representing the respective pro rata number of the Class A Shares due such shareholders. All issued and outstanding Class D Shares will simultaneously be cancelled on the books of the Fund.

     1.3. Ownership of the Class A Shares will be shown on the books of the Fund's transfer agent. Class A Shares will be issued in the manner described in the Fund's current prospectus and statement of additional information.

     1.4. Any transfer taxes payable upon issuance of the Class A Shares in a name other than the registered holder of the Class D Shares on the books of the Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Class A Shares are to be issued and transferred.


2. VALUATION

     2.1. The net asset value of the Class D Shares shall be the value computed as of the close of regular trading on the The New York Stock Exchange, Inc. (the "NYSE") on the date of the Closing of the Reorganization (such time and date being hereinafter called the "CLOSING DATE" or the "VALUATION DATE"), using the valuation procedures set forth in the Fund's most recent annual report to stockholders.

     2.2. The net asset value of the Class A Shares shall be the value computed as of the close of regular trading on the NYSE on the Valuation Date, using the valuation procedures set forth in the Fund's most recent annual report to stockholders.

     2.3. All computations of value shall be made by the Fund's pricing agent in accordance with its regular practice as pricing agent for the Fund.


3. CLOSING AND CLOSING DATE

     3.1. The Closing Date shall be established by the Directors in their sole discretion. All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise provided. The Closing shall be held as of 5:00 p.m. at the offices of GAM Funds, Inc., 135 East 57th Street, New York, New York 10022, or at such other time and/or place as the Directors shall decide.

     3.2. In the event that on the Valuation Date (a) the NYSE or another primary trading market for portfolio securities of the Fund shall be closed to trading or trading thereon shall be restricted or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the funds hereto is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

4. OPERATION OF BUSINESS

     4.1. The Fund will operate its business, with regard to both the Class A and Class D Shares, in the ordinary course between the date hereof and the Closing Date. It is understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions necessary or advisable (except to the extent distributions that are not customary may be limited by representations made in connection with the issuance of the tax opinion described in paragraph
5.3 hereof), in each case payable either in cash or in additional shares.

     4.2. This Plan shall become effective upon its approval by the affirmative vote of a majority of the outstanding Class D Shares entitled to vote on the matter. The Fund will take all action necessary to obtain approval of the transactions contemplated herein.

     4.3. The Fund shall use its best reasonable efforts to cause the Reorganization to qualify as a tax-free transaction under Section 1036 of the Code and as a tax-free "reorganization" within the meaning of Section 368(a)(1)(E) of the Code.


5. CONDITIONS PRECEDENT TO OBLIGATIONS FOR REORGANIZATION

     If this Plan and the transactions contemplated herein shall not have been approved by the requisite vote of the holders of the outstanding shares of the Class D Shares in accordance with the provisions of the Company's Articles of Incorporation and By-laws on or before the Closing Date, the Plan shall not be consummated.


6. BROKERAGE FEES AND EXPENSES

     6.1. The investment adviser of the Fund will assume the costs and expenses of the Reorganization.